Exhibit (d)(2)

FIRST EAGLE OVERSEAS VARIABLE CAYMAN FUND, LTD.
(FIRST EAGLE OVERSEAS VARIABLE FUND)

INVESTMENT ADVISORY AGREEMENT

This Investment Advisory Agreement, is entered into as of April 3, 2025 by and between FIRST EAGLE INVESTMENT MANAGEMENT, LLC, a registered investment adviser organized under the laws of the State of Delaware (the “Adviser”), and First Eagle Overseas Variable Cayman Fund, Ltd., a Cayman Islands exempted company (the “Subsidiary”), a wholly-owned subsidiary of the First Eagle Variable Funds, a Delaware statutory trust and open-ended investment company (the “Trust”), on behalf of its sole series, First Eagle Overseas Variable Fund (the “Overseas Variable Fund”), and shall become effective upon the consummation of the change of ownership of First Eagle Holdings, Inc. (“FE Holdings”), parent company of the Adviser, and approval of the Investment Advisory Agreement by the shareholders of the Overseas Variable Fund. The purpose of the Subsidiary is to facilitate the implementation of the Overseas Variable Fund’s investment strategies.

WITNESSETH:

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Overseas Variable Fund is a separate portfolio and series of shares of the Trust with assets and liabilities thereof limited to such portfolio under the terms set out in Article III of the Trust’s Agreement and Declaration of Trust;

WHEREAS, the Investment Advisory Agreement entered in as of April 3, 2025 by and between the Adviser and the Subsidiary will terminate automatically due to the event of its assignment (as defined in the 1940 Act) from the prospective change of ownership of FE Holdings;

NOW, THEREFORE, the parties agree as follows:

1. The Subsidiary hereby appoints the Adviser to act as investment adviser to the Subsidiary, for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services herein described, for the compensation herein provided.

2. Subject ultimately to the supervision of the Board of Trustees of the Trust (the “Board of Trustees”), the Adviser shall manage the investment operations of the Subsidiary and the composition of the Subsidiary’s portfolio, including the purchase, retention and disposition thereof, in accordance with the Subsidiary’s investment objective, policies and restrictions as stated in the Prospectus and Statement of Additional Information of the Overseas Variable Fund and subject to the following understandings:

(a) The Adviser shall provide supervision of the Subsidiary’s investments and determine from time to time what investments, securities or commodity futures contracts and options thereon (“futures”) will be purchased, retained, sold or loaned by the Subsidiary, and what portion of the assets will be invested or held uninvested.

(b) The Adviser shall use its best judgment in the performance of its duties under this Agreement.

(c) The Adviser, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Agreement and Declaration of Trust, the Prospectus and Statement of Additional Information of the Overseas Variable Fund and with the instructions and directions of the Board of Trustees (and the Board of Directors of the Subsidiary) and the Adviser acknowledges that it is hereby directed not to permit its activities on behalf of the Subsidiary to cause a violation of the 1940 Act on the part of the Overseas Variable Fund.

(d) The Adviser shall determine the investments, securities and futures to be purchased or sold by the Subsidiary and will place orders pursuant to its determinations with or through such persons, brokers, dealers or futures commission merchants (which may include affiliates of the Adviser) in conformity with the policy with respect to brokerage as set forth in the Overseas Variable Fund’s current Prospectus and Statement of Additional Information or as the Board of Trustees may direct from time to time.

(e) The Adviser shall maintain all books and records with respect to the Subsidiary’s portfolio transactions that the Subsidiary is required to keep under Rule 3la-l under the 1940 Act.

(f) The Adviser shall provide the Subsidiary on each business day with information relating to all transactions concerning the Subsidiary’s assets.

(g) The investment management services provided by the Adviser hereunder are not to be deemed exclusive, and the Adviser shall be free to render similar services to others.

(h) Nothing herein shall prohibit the Board of Trustees from approving the payment by the Trust of additional compensation to others for consulting services, supplemental research and security and economic analysis.

3. The Subsidiary has delivered (or will deliver the same as soon as available) to the Adviser copies of each of the following documents and will deliver to it all future amendments and supplements, if any:

(a) Certified resolutions of the Board of Trustees (and of the Board of Directors of the Subsidiary) authorizing/ratifying the appointment of the Adviser and approving/ratifying the form of this Agreement;

(b) The Registration Statement under the 1940 Act, as amended, on Form N-lA (the “Registration Statement”), as filed with the Securities and Exchange Commission (the “Commission”) relating to the Overseas Variable Fund and all amendments thereto; and

(c) Prospectus and Statement of Additional Information of the Overseas Variable Fund (such Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented, from time to time, being herein called the “Prospectus”).

4. The Adviser shall authorize and permit any of its directors, officers and employees who may be elected as directors or officers of the Subsidiary to serve in the capacities in which they are elected. Services to be furnished by the Adviser under this Agreement may be furnished through the medium of any of such directors, officers or employees.

5. The Adviser shall keep the Subsidiary’s books and records required to be maintained by it pursuant to paragraph 2 hereof. The Adviser agrees that all records which it maintains for the Subsidiary are the property of the Subsidiary and it will surrender promptly to the Subsidiary any of such records upon the Subsidiary’s request. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act any such records as are required to be maintained by the Adviser pursuant to paragraph 2 hereof.

6. (a) For the services provided pursuant to this Agreement by the Adviser, the Subsidiary will pay monthly an investment management fee at the annual rate of 0.75% of the average daily net assets of the Subsidiary (which amount alternatively may be paid, in the discretion of the Adviser, at the level of the Overseas Variable Fund and calculated by reference to such fund’s daily net assets attributable to the Subsidiary). Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be prorated and shall be payable upon the date of termination of this Agreement.

(b) The Adviser will provide investment, advisory, research and statistical facilities and all clerical services relating to research, statistical and investment work. (In this regard, and notwithstanding anything in this Agreement to the contrary, it is understood that this Agreement does not obligate the Adviser to pay for the maintenance of the Subsidiary’s general ledger and securities cost ledger or for daily pricing of the

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Subsidiary’s securities.) The Adviser will not be required hereunder to pay any expenses of the Subsidiary other than those above enumerated in this paragraph 6(b). In particular, but without limiting the generality of the foregoing, the Adviser will not be required to pay hereunder: brokers’ commissions; legal or auditing expenses of the Subsidiary or related to investments and assets of the Subsidiary; taxes or governmental fees; any direct expenses of issue, sale, underwriting, distribution, redemption or repurchase of the Subsidiary’s securities; the expenses of registering or qualifying securities for sale; the cost of preparing and distributing reports and notices to stockholders; the fees or disbursements of dividend, disbursing, shareholder, transfer or other agent; or the fees or disbursements of custodians of the Subsidiary’s assets. For the avoidance of doubt, any service required by the Subsidiary that is not a responsibility of the Adviser hereunder may be separately contracted with the Adviser and its affiliates, in which case the Adviser or such affiliate will be separately compensated.

7. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Subsidiary in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

8. This Agreement shall continue in force only so long as the corresponding agreement for the Overseas Variable Fund remains in force and shall be subject to regular periodic reviews by the Board of Trustees in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Subsidiary at any time, without the payment of any penalty, by the Board of Trustees or by vote of a majority of the outstanding voting interests (as defined in the 1940 Act) of the Overseas Variable Fund, or by the Adviser at any time, without the payment of any penalty, on not more than 60 days’ nor less than 30 days’ written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) by the Adviser.

9. Nothing in this Agreement shall limit or restrict the right of any of the Adviser’s directors, officers, or employees who may also be a director, officer or employee of the Subsidiary to engage in any other business or to devote time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Adviser’s right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

10. Except as otherwise provided herein or authorized by the Board of Trustees (and the Board of Directors of the Subsidiary), from time to time, the Adviser shall for all purposes herein be deemed to be an independent contractor and shall have no authority to act for or represent the Subsidiary in any way or otherwise be deemed an agent of the Subsidiary.

11. [RESERVED]

12. The Subsidiary shall furnish or otherwise make available to the Adviser such information relating to the business affairs of the Subsidiary as the Adviser at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.

13. This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof. This Agreement may be amended by mutual consent, but the consent of the Subsidiary must be approved in conformity with the requirements of the 1940 Act.

14. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Adviser at 1345 Avenue of the Americas, New York, NY 10105, Attention: General Counsel; or (2) to the Subsidiary at Maples Corporate Services Limited, PO Box 309 Ugland House, Grand Cayman KY1-1104, Cayman Islands, Attention: Board of Directors, with a copy to the Overseas Variable Fund at 1345 Avenue of the Americas, New York, NY 10105, Attention: Secretary.

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15. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon, either of the parties to do anything in violation of any applicable laws or regulations.

16. The Subsidiary may use the name “First Eagle” in connection with the name of the Subsidiary or any variant thereof, only for so long as this Agreement or any extension, renewal or amendment hereof remain in effect, including any similar agreement with any organization which shall have succeeded to the Adviser’s business as investment adviser, or the Distribution and Services Agreement between the Overseas Variable Fund and FEF Distributors, LLC (the “Distributor”) or any extension, renewal or amendment thereof, remains in effect, including any similar agreement with any organization which shall have succeeded to the Distributor’s business as distributor. At such time as such Agreement shall no longer be in effect, the Subsidiary will (to the extent that it lawfully can) cease to use such a name or any other name indicating that it is advised by, managed by or otherwise connected with the Adviser, the Distributor or any organization which shall have so succeeded to such businesses. In no event shall the Subsidiary use the name “First Eagle Investment Management,” or any variant thereof if the Adviser’s or Distributor’s functions are transferred or assigned to a company of which FE Holdings does not have control. In the event that such Agreement shall no longer be in effect or the Adviser’s or Distributor’s functions are transferred or assigned to a company of which FE Holdings does not have control, the Subsidiary shall use its best efforts to legally change its name by filing the required documentation with appropriate state and federal agencies.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

FIRST EAGLE OVERSEAS VARIABLE CAYMAN FUND, LTD.

By:	Masciline Chinongoza
Masciline Chinongoza

FIRST EAGLE INVESTMENT MANAGEMENT, LLC

By:	/s/ Mehdi Mahmud
Mehdi Mahmud